UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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EXCO RESOURCES, INC.

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EXCO Resources, Inc. 12377 Merit Drive, Suite 1700, Dallas, Texas 75251 (214) 368-2084 FAX (972) 367-3559

EXCO RESOURCES, INC. ANNOUNCES PRELIMINARY VOTING RESULTS

RECEIVED THROUGH AUGUST 11, 2015 AND RECESSES ANNUAL MEETING

DALLAS, TEXAS, August 11, 2015…EXCO Resources, Inc. (NYSE:XCO) (“EXCO” or the “Company”) today announced that the six proposals presented by EXCO in the proxy statement (the “Proxy Statement”) have, through August 11, 2015, received the affirmative vote of more than a majority of EXCO’s shares of common stock outstanding, and that its 2015 Annual Meeting of Shareholders (the “Annual Meeting”) has been recessed indefinitely. Set forth below are the preliminary voting results on each of the proposals:

Table 1: Tabulation Summary

Preliminary Voting Results

							% Voted For
Proposal		Unit		For	Against	Withhold/Abstain	Cast	Outstanding
1	Election of directors
	Jeffrey D. Benjamin	#,	%	182,802,951	N/A	10,794,238	94.4%	66.8%
	B. James Ford	#,	%	189,842,389	N/A	3,754,800	98.1%	69.4%
	Samuel A. Mitchell	#,	%	190,171,922	N/A	3,425,267	98.2%	69.5%
	Wilbur L. Ross, Jr.	#,	%	166,172,454	N/A	27,424,735	85.8%	60.7%
	Jeffrey S. Serota	#,	%	189,841,974	N/A	3,755,215	98.1%	69.4%
	Robert L. Stillwell	#,	%	190,178,147	N/A	3,419,042	98.2%	69.5%
2	Issuance of warrants to Bluescape	#,	%	179,750,076	13,387,864	598,247	92.8%	65.7%
3	Amendment to increase authorized number of shares	#,	%	178,301,395	14,879,549	555,243	92.0%	65.1%
4	Amendment to waive corporate opportunities duty	#,	%	177,094,662	15,807,394	834,131	91.4%	64.7%
5	Advisory vote to approve executive compensation	#,	%	177,362,552	15,504,415	869,220	91.5%	64.8%
6	Ratification of the appointment of KPMG	#,	%	241,375,327	4,790,139	765,875	97.7%	88.2%

As indicated in the Proxy Statement, the consummation of the transactions contemplated by the services and investment agreement with a subsidiary of Bluescape Resources Company LLC (“Bluescape”) is conditioned on the approval of proposals 2, 3 and 4. Proposal 2 has received the necessary number of votes for approval. However, proposals 3 and 4, which amend EXCO’s Articles of Incorporation, require approval by the affirmative vote of at least two-thirds of the outstanding shares of common stock under Texas law. Based on 273,700,583 shares of common stock outstanding as of the June 8, 2015 record date, 182,467,055 affirmative votes need to be cast for proposals 3 and 4 to be approved.

As indicated in the Proxy Statement, if a shareholder holds their shares in a stock brokerage account, the shares are held in street name (“Street Name”). If the shareholder has not provided voting instructions to their broker, those shares are considered a broker non-vote (“Broker Non-Vote”). As of August 11, 2015, approximately 53.3 million shares are considered Broker Non-Votes for proposals 3 and 4.

EXCO’s Board of Directors (the “Board”) continues to recommend that all EXCO shareholders approve each proposal presented at the Annual Meeting, and the Board remains committed to the transactions contemplated by the services and investment agreement entered into with a subsidiary of Bluescape. The Board requests that all shareholders that hold their shares in Street Name contact their broker or bank with their voting instructions.

Harold L. Hickey, EXCO’s Chief Executive Officer and President, said, “We appreciate the overwhelming majority of support our shareholders have provided during the proxy process with over 90% of the votes cast in support of the Bluescape proposals as shown in table 1. We remain committed to our relationship with Bluescape and continue to believe that Bluescape can help us create significant long-term value for our stakeholders. Our voting shareholders are supporting the Bluescape proposals by voting over 177 million shares for the proposals. This support has come from both our largest shareholders that are represented on our Board and our disinterested shareholders that have cast over 62 million ‘For’ votes, representing 79% of the disinterested votes cast.

“Obtaining the required two-thirds vote for proposals 3 and 4 is a challenge given the number of shares held in Street Name. I ask that any shareholder who has not yet voted please take this opportunity to have your vote count. Specifically, for those shareholders who have their shares in a stock brokerage account or a bank, please contact your broker and direct them on how to vote your shares. If your shares are registered directly with our transfer agent, please contact our proxy solicitor, D.F. King, toll-free at 866-745-0270.”

No later than 24 hours prior to reconvening the Annual Meeting, the Company will announce, by press release, the date, time and location of the reconvened Annual Meeting.

EXCO Resources, Inc. is an oil and natural gas exploration, exploitation, development and production company headquartered in Dallas, Texas with principal operations in Texas, North Louisiana and Appalachia.

Additional information about EXCO Resources, Inc. may be obtained by contacting Chris Peracchi, EXCO’s Vice President of Finance and Investor Relations, and Treasurer, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

This release may contain forward-looking statements relating to future financial results, business expectations and business transactions. Actual results may differ materially from those predicted as a result of factors over which EXCO has no control. Such factors include, but are not limited to: the closing of the transactions contemplated by EXCO’s agreement with Bluescape, the continued listing of EXCO’s common shares on the NYSE, the trading price of EXCO’s common shares on the NYSE, continued volatility in the oil and gas markets, the estimates of reserves, commodity price changes, regulatory changes and general economic conditions. These risk factors are included in EXCO’s reports on file with the SEC. Except as required by applicable law, EXCO undertakes no obligation to publicly update or revise any forward-looking statements.